EXHIBIT "99.1"

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2017 Results

Dallas (August 14, 2017) – New Concept Energy, Inc. (NYSE American: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net loss for the three months ended June 30, 2017 of $135,000 or ($0.07) per share, compared to a net loss of $133,000 or ($0.07) per share for the three months ended June 30, 2016.

The net loss from continuing operations was $124,000 for the three months ended June 30, 2017 compared to a net loss of $171,000 for the similar period in the prior year.

At March 30, 2017 the Company's operating lease expired at the retirement center it operated in Oregon. The operations of the retirement center are reflected as a discontinued operations.

For the three months ended June 30, 2017, the Company recorded oil and gas revenues, net of royalty expenses of $243,000 as compared to $170,000 for the comparable period of 2016. The increase in oil and gas revenue was principally due to an increase in production in 2017 as compared to 2016.

For the three months ended June 30, 2017, the Company recorded oil and gas operating expenses of $256,000 as compared to $233,000 for the comparable period of 2016. The increase was due to general operating expenses.

For the three months ended June 30, 2017, corporate general & administrative expenses were $122,000 as compared to $101,000 for the comparable period in 2016. The increase was due to overall operating expenses.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

	June 30, 2017	December 31, 2016
Assets		
Current assets		
Cash and cash equivalents	$ 433	$ 113
Accounts receivable from oil and gas sales	143	119
Other current assets	87	206
Total current assets	663	438
Oil and natural gas properties (full cost accounting method)		
Proved developed and undeveloped oil and gas properties, net of depletion	5,489	5,608
Property and equipment, net of depreciation		
Land, buildings and equipment - oil and gas operations	689	706
Other	-	25
Total property and equipment	689	731
Other assets (including $124 due from related parties in 2015)	298	401
Total assets	$ 7,139	$ 7,178

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	June 30, 2017	December 31, 2016
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable (includes $540 and $160 due to related parties in 2017 &2016)	$ 555	$ 238
Accrued expenses	26	59
Current portion of long term debt	87	96
Total current liabilities	668	393
Long-term debt		
Notes payable less current portion	276	296
Asset retirement obligation	2,770	2,770
Total liabilities	3,714	3,459
Stockholders' equity		
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,935 shares at June 30, 2017 and December 31, 2016	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(55,434)	(55,140)
	3,425	3,719
Total liabilities & equity	$ 7,139	$ 7,178

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30, 2017	For the Three Months ended June 30, 2016	For the Six Months ended June 30, 2017	For the Six Months ended June 30, 2016
Revenue				
Oil and gas operations, net of royalties	$ 243	$ 170	$ 438	$ 389
Total Revenue	243	170	438	389
Operating expenses				
Oil and gas operations	256	233	512	629
Corporate general and administrative	122	101	222	267
Total Operating Expenses	378	334	734	896
Operating earnings (loss)	(135)	(164)	(296)	(507)
Other income (expense)				
Interest income	11	5	15	11
Interest expense	(6)	(7)	(13)	(18)
Other income (expense)	6	(5)	(2)	(10)
	11	(7)	0	(17)
Loss from continuing operations	(124)	(171)	(296)	(524)
Earnings (loss) from discontinued operations	(11)	38	2	95
Net income (loss) applicable to common shares	$ (135)	$ (133)	$ (294)	$ (429)
Net income (loss) per common share-basic and diluted	$ (0.07)	$ (0.07)	$ (0.15)	$ (0.22)
Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947